Exhibit 99.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

As previously disclosed, Tempur Sealy International, Inc. and its consolidated subsidiaries (the "Company") completed an evaluation of its International business segment operations and identified certain Latin American subsidiaries with low profitability and difficult operating environments with higher operational risk and volatility. As a result of this evaluation, the Company decided to divest of the net assets of its Latin American subsidiaries and enter into licensee relationships in those markets. Accordingly, on December 28, 2018, a subsidiary of the Company in Latin America completed a transaction pursuant to which it sold substantially all of its assets to Bed Time S.A., an unrelated third party, for approximately $2.6 million in cash, subject to certain working capital adjustments to be determined within 150 days.

The following unaudited condensed consolidated pro forma statements of income for the years ended December 31, 2017, 2016 and 2015, are based upon the Company's historical consolidated statements of income, which have been adjusted to reflect the dispositions of all of its Latin American subsidiaries. The following unaudited condensed consolidated pro forma statements of income should be read in conjunction with the Company's historical consolidated statements of income and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited condensed consolidated pro forma statements of income give effect to the dispositions as if they occurred on January 1, 2015, the beginning of the earliest period presented. The pro forma adjustments are based on the best available information and certain assumptions that the Company's management believe are reasonable. The net assets of the Latin American subsidiaries were reflected as held for sale as of December 31, 2017, and the operating results of the Latin American subsidiaries were presented as discontinued operations as of and for the nine-month periods ended September 30, 2018, within the Company’s Form 10-Q for the third quarter ended September 30, 2018. As a result, no pro forma financial statements are presented for these periods.

The unaudited condensed consolidated pro forma statements of income are provided for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the dispositions of the Latin American subsidiaries closed on January 1, 2015. For example, these financial statements do not reflect any potential earnings or other impacts from the use of the proceeds from the dispositions. Readers should not rely on the unaudited condensed consolidated pro forma statements of income as being indicative of the historical operating results that the Company would have achieved or any future operating results that it will experience after the transactions close.

Exhibit 99.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
($ in millions, except per common share amounts)

	Year ended December 31, 2017
	Historical	Latin America (a)	Pro Forma
Net sales	$2,754.4	$(53.8)	$2,700.6
Cost of sales	1,613.7	(34.1)	1,579.6
Gross profit	1,140.7	(19.7)	1,121.0
Selling and marketing expenses	273.0	(15.2)	586.1
General, administrative and other expenses	273.0	(11.6)	261.4
Customer termination charges, net	14.4	—	14.4
Equity income in earnings of unconsolidated affiliates	(15.6)	—	(15.6)
Royalty income, net of royalty expense	(20.8)	—	(20.8)
Operating income	288.4	7.1	295.5

Other expense, net:
Interest expense, net	108.0	(20.7)	87.3
Other income, net	(8.0)	0.8	(7.2)
Total other expense, net	100.0	(19.9)	80.1

Income from continuing operations before income taxes	188.4	27.0	215.4
Income tax provision	(47.7)	3.9	(43.8)
Income from continuing operations	$140.7	$30.9	$171.6

Earnings per common share from continuing operations:
Basic	$2.80	$0.57	$3.37
Diluted	$2.77	$0.56	$3.33

Weighted average common shares outstanding:
Basic	54.0	—	54.0
Diluted	54.7	—	54.7

See accompanying Notes to Unaudited Condensed Consolidated Pro Forma Statements of Income.

Exhibit 99.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
($ in millions, except per common share amounts)

	Year ended December 31, 2016
	Historical	Latin America (a)	Pro Forma
Net sales	$3,128.9	$(49.2)	$3,079.7
Cost of sales	1,821.4	(31.2)	1,790.2
Gross profit	1,307.5	(18.0)	1,289.5
Selling and marketing expenses	648.5	(13.0)	635.5
General, administrative and other expenses	281.4	(8.0)	273.4
Equity income in earnings of unconsolidated affiliates	(13.3)	—	(13.3)
Royalty income, net of royalty expense	(19.5)	—	(19.5)
Operating income	410.4	3.0	413.4

Other expense, net:
Interest expense, net	91.6	(8.7)	82.9
Loss on extinguishment of debt	47.2	—	47.2
Other expense (income), net	(0.2)	(0.1)	(0.3)
Total other expense, net	138.6	(8.8)	129.8

Income from continuing operations before income taxes	271.8	11.8	283.6
Income tax provision	(86.8)	0.5	(86.3)
Income from continuing operations	$185.0	$12.3	$197.3

Earnings per common share from continuing operations:
Basic	$3.23	$0.21	$3.44
Diluted	$3.19	$0.21	$3.39

Weighted average common shares outstanding:
Basic	59.0	—	59.0
Diluted	59.8	—	59.8

See accompanying Notes to Unaudited Condensed Consolidated Pro Forma Statements of Income.

Exhibit 99.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME
($ in millions, except per common share amounts)

	Year ended December 31, 2015
	Historical	Latin America (a)	Pro Forma
Net sales	$3,154.6	$(65.3)	$3,089.3
Cost of sales	1,905.4	(41.0)	1,864.4
Gross profit	1,249.2	(24.3)	1,224.9
Selling and marketing expenses	648.0	(15.5)	632.5
General, administrative and other expenses	324.9	(8.9)	316.0
Equity income in earnings of unconsolidated affiliates	(11.9)	—	(11.9)
Royalty income, net of royalty expense	(18.3)	—	(18.3)
Operating income	306.5	0.1	306.6

Other expense, net:
Interest expense, net	102.5	(8.5)	94.0
Other expense (income), net	12.9	(3.2)	9.7
Total other expense, net	115.4	(11.7)	103.7

Income from continuing operations before income taxes	191.1	11.8	202.9
Income tax provision	(125.4)	0.2	(125.2)
Income from continuing operations	$65.7	$12.0	$77.7

Earnings per common share from continuing operations:
Basic	$1.05	$0.19	$1.24
Diluted	$1.03	$0.19	$1.22

Weighted average common shares outstanding:
Basic	61.7	—	61.7
Diluted	62.6	—	62.6

See accompanying Notes to Unaudited Condensed Consolidated Pro Forma Statements of Income.

Exhibit 99.1

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME

(a)
The pro forma adjustments eliminate the operating results of the Company's Latin American subsidiaries as if the transaction occurred on January 1, 2015. The direct operating results of the Latin American subsidiaries are reported in discontinued operations. The amounts eliminated do not include other allocations of corporate expenses. Allocations of corporate overhead remaining with the Company may not be allocated to discontinued operations for financial statement presentation purposes.

The estimated income tax rates for each of the periods presented are based on the application of the intraperiod tax allocation model set forth in ASC 740, Income Taxes.